EWebCentral.net, Inc.
411 Lighthouse Drive
Palm Beach Gardens, Fl. 33410



March 1, 2002

Corporate Ventures Network
3876 Southwest 112th  Avenue
#115
Miami,  Florida 33165


Dear Chuck:

This letter will confirm our agreement as to the additional modification of our consulting contract with Corporate Ventures Network. We have agreed that effective as of the date of this letter, Corporate Ventures Network will continue to provide services to us as in the past, but without charge to us. The Agreement of Corporate Ventures Network to provide services without charge shall expire on March 31, 2004. At that time, we will review our circumstance and mutually determine an appropriate manner in which to proceed.

Sincerely,


/s/ Guy Lindley
________________________________
Guy Lindley
President

Agreed and Accepted:


/s/ Chuck Childers
________________________________
Chuck Childers